Deloitte & Touche LLP
Suite 3300
1100 Walnut Street
Kansas City, MO 64106-2129
USA
Tel: +1 816 474 6180

December 29, 2017


Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the exhibit to Item 77k
on Form N-SAR dated December 29,
2017 related to Scout International
Fund, Scout Mid Cap Fund, Scout Small
Cap Fund, Scout Low Duration Bond
Fund, Scout Core Bond Fund, Scout
Core Plus Bond Fund, and Scout
Unconstrained Bond Fund, each a series
of Scout Funds, and have the following
comments:

1.	We agree with the statements
made in the first and second
paragraphs.

2.	We have no basis on which to
agree or disagree with the statement
made in the third paragraph.

Yours truly,

/s/DELOITTE & TOUCHE LLP